Exhibit 99.1

CONTACT:
Media:
Barnes & Noble, Inc.
Mary Ellen Keating
Senior Vice President
Corporate Communications
212-633-3323
or
Investor:
Barnes & Noble, Inc.
Joseph J. Lombardi
Chief Financial Officer
212-633-3215

Barnes & Noble, Inc. Announces Findings of Special Committee Review of the Company's Stock Options Practices and Adoption of Remedial Recommendations

    NEW YORK--(BUSINESS WIRE)--April 4, 2007--The Board of Directors of Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller, today announced the findings and recommendations of a Special Committee established to review Barnes & Noble's stock option practices. The Board also announced that it had adopted each of the recommendations of the Special Committee.

Summary

    On April 2, 2007, the Special Committee reported to the Board its final findings based on its review of all stock option grants by the Company during the period from 1996 through 2006. The Special Committee noted that more than 3,300 Company employees were recipients of stock options during the period reviewed and that the overwhelming majority of people who received grants were employees who were not members of senior management or directors of the Company.

    The Special Committee indicated that the Committee and its advisors received the Company's full cooperation throughout its investigation. Based on this review, which encompassed 3.8 million pages of documents and interviews of approximately 35 persons, the Special Committee has determined that there were numerous instances of improperly dated stock option grants by the Company. Although the Special Committee determined that there were instances of stock options having been dated using favorable dates that were selected with the benefit of hindsight and that serious mistakes were made, the Special Committee did not find any intent to defraud or fraudulent misconduct by any individual or group of individuals. The Special Committee found that the Company's dating and pricing practice for stock options was applied uniformly by Company personnel to stock options granted and was not used selectively to benefit any one group or individual within the Company.

    As a result of the improper dating of stock options, the Special Committee determined that a charge needed to be taken by the Company resulting from the price differences on the revised measurement dates in accordance with Accounting Principles Board Opinion No. 25. The Committee determined that the gross amount of these price differences over the ten-year period reviewed was $45.5 million, before considering forfeitures and income taxes. In addition, it determined that the Company's currently wholly owned subsidiary Barnes & Noble.com take a gross charge of $10 million, before considering forfeitures and income taxes, of which $3.9 million is attributable to the Company as an additional charge reflecting its ownership position during the relevant period. The Company agrees with the Special Committee's determination of measurement dates and has applied the same dates in its calculations of required adjustments. As a result, the Company will record an adjustment of $0.4 million ($0.2 million after tax) to increase non-cash compensation expense in the fourth quarter of fiscal 2006 to correctly present compensation expense for fiscal 2006. The Company will also record an adjustment to decrease retained earnings by $22.8 million, increase deferred tax assets by $5.9 million and increase additional paid-in-capital by $28.7 million, to correct the consolidated balance sheet at February 3, 2007 for the cumulative impact of the misstated compensation cost in periods prior to fiscal 2006. The Company has determined that the charges are not material to its financial statements in any of the periods to which such charges relate and therefore no restatement of historical financial statements is required. The Company's external auditors have agreed with this conclusion.

    In December 2006, the Board members and all current Section 16 officers holding options unvested as of December 31, 2004 agreed to voluntarily reprice such options, upon a finding by the Special Committee that such options were improperly priced, to an exercise price determined to be the appropriate fair market value by the Special Committee. The Special Committee has recommended that all incorrectly dated and unexercised stock options issued to current Section 16 officers and directors of the Company other than hiring grants be repriced to reflect the greater of the original grant price or the price appropriate to the measurement date as determined by the Special Committee. The Board members and Section 16 officers will not receive cash payments to compensate them for the increase in exercise price due to their voluntary agreements to reprice such options. Consistent with this recommendation, current Section 16 officers have also voluntarily agreed to repay to the Company for options granted while they were Section 16 officers an amount equal to the difference in the price at which stock options were exercised by them and the price at which the Special Committee believes the stock options should have been priced, net of any allocable portion of income taxes paid in connection with such exercise.

    The Special Committee also recommended a number of governance changes, including: changes in the composition of the Compensation, Audit and Nominating and Governance Committees of the Board of Directors; changes in the Company's option grants practices and procedures; review of the Company's incentive plans and Compensation Committee charter; and creating the positions of General Counsel and Secretary of the Board to be filled by persons who are not members of the Board of Directors.

Findings

    The Special Committee found instances of both stock option grants that had been misdated as well as instances in which stock option grants had been dated using favorable dates that were selected with the benefit of hindsight ("backdating"). The Special Committee attributed slightly more than half of the charge being taken by the Company to "misdating" stock options and the remainder to "backdating."

    The Special Committee determined that the misdated stock options were the result of administrative delays, a lack of a clearly defined process and poor record keeping. The Special Committee found that the stock option grant process was undermined by a lack of accountability by any one person or group for oversight and management of the process; poor delegation of responsibility for the issuance and documentation of stock options; and a belief that the implementation of stock option grants was a ministerial task to be carried out by lower level employees - employees who lacked sufficient experience and training with respect to the issuance of stock options. In particular, the Special Committee found a lack of communication between those familiar with the process for administering the issuance of stock options, and those in the Company with accounting responsibilities and expertise. The Special Committee attributed this in part to the fact that the Company had an unconventional reporting structure for much of the relevant time period under which certain internal accounting functions reported to the Chief Operating Officer and others to the Company's Chief Financial Officer.

    The Special Committee determined that the instances of "backdated" stock options were due to a widespread misconception on the part of the Company's senior management that the Company had some flexibility in the dating of stock option grants. The Special Committee found that senior management mistakenly believed that it was permissible to select a date other than the actual approval date as an "as of" grant date, provided (i) the date was reasonably close to the approval date, usually within a week or two, (ii) the correct closing price for that date was used as the exercise price and (iii) the resulting price did not result in "corporate waste." The Special Committee reported that senior management recalled receiving oral advice from outside counsel consistent with its misconception regarding the dating of stock options and that while counsel did not specifically recall giving such advice, counsel informed the Special Committee that it would have so advised the Company if asked. In this connection, the Special Committee found that "as of" dates were used in Board and committee meeting minutes prepared by outside counsel and unanimous written consents, and that these dates were also reflected in certain Form 4s filed with the SEC. The Special Committee also found that the minutes of Board and Committee meetings were often drafted months after the meetings, and at times contained items which were not discussed at the meeting or which were discussed after the meeting.

    While the Special Committee found that the Company's external auditors were not consulted regarding the dating of stock option grants, it also found that certain minutes reviewed by the external auditors stated that a grant was "effective" on an earlier date. The Special Committee also reported, based on their interview of a partner of the external auditing firm, that this partner understood how members of senior management who were not accountants might think that the external auditors had signed off on the Company's process for making stock option grants.

    The Company's misconception regarding the dating and pricing of stock options was applied uniformly by Company personnel to stock options granted and was not used selectively to benefit any one group or individual within the Company. The Special Committee did not find any attempt by the Company to conceal its misconception regarding the dating and pricing of stock options. The Special Committee did not find any intent to defraud or fraudulent misconduct by any individual or group of individuals.

Recommendations

    In December 2006, the Board members and all current Section 16 officers holding options unvested as of December 31, 2004 voluntarily agreed to reprice such options, upon a finding by the Special Committee that such options were improperly priced, to an exercise price determined to be the appropriate fair market value by the Special Committee. The Special Committee has recommended that all incorrectly dated and unexercised stock options issued to current Section 16 officers and directors of the Company other than hiring grants be repriced to reflect the greater of the original grant price or the price appropriate to the measurement date as determined by the Special Committee. The Board members and Section 16 officers will not receive cash payments to compensate them for the increase in exercise price due to their voluntary agreements to reprice such options. The total difference in exercise price as a result of the re-pricing of these unexercised options is approximately $2.64 million.

    Consistent with the Special Committee's recommendation that all incorrectly dated and unexercised options issued to current Section 16 officers be repriced, the Special Committee conveyed its preliminary view that such officers who have exercised incorrectly dated stock options make a payment to the Company in an amount equal to the difference in the price at which the stock options were exercised and the price at which the Special Committee believes the stock options should have been priced, net of any allocable portion of income taxes paid in connection with such exercise. Current Section 16 officers who have exercised incorrectly dated options have informed the Board and the Special Committee that they will voluntarily repay to the Company the amount determined by the Special Committee. The total amount to be voluntarily repaid to the Company by current Section 16 officers is approximately $1.98 million, prior to any netting of allocable income taxes.

    Regarding corporate governance, the Special Committee recommended changes to the composition of certain Committees of the Board of Directors as follows:

    — the Compensation Committee should be reconstituted with independent directors who were not members of this committee during the period of the option grant practices at issue;

    — the Audit Committee should add independent directors; and

    — the Nominating and Corporate Governance Committee should be reconstituted to include the Chairs of the Compensation and Audit Committees as members of this Committee and be renamed the Corporate Governance and Nominating Committee.

    The Company has agreed with the foregoing recommendations and will reflect the implementation of these changes in the proxy statement to be distributed shortly in connection with its next Annual Shareholders' Meeting.

    The Special Committee has also recommended and the Board has resolved that the newly reconstituted Compensation Committee conduct a review of the Company's incentive plans and of the Committee's own charter, make any changes to the incentive plans or its charter that it deems appropriate and establish clear rules and delegation of authority necessary for its oversight of the issuance and exercise of the Company's stock options.

    The Special Committee has recommended and the Board has directed the reconstituted Audit Committee to consider in connection with its review of auditors for 2008 the facts and circumstances with respect to the external auditor in connection with the Company's accounting for option grants.

    The Special Committee recommended and the Board has resolved that the reconstituted Corporate Governance and Nominating Committee conduct a corporate governance review and recommend best practices for implementation.

    As recommended by the Special Committee, the Company is creating a new executive officer position of General Counsel. Consistent with the Special Committee's recommendation, the Company will also engage independent governance counsel to assist the Board and its Committees in its corporate governance review.

    The Special Committee has also recommended and the Board has resolved that responsibility for oversight of the process related to the issuance of stock options be vested in the Chief Financial Officer, with assistance from the Vice President of Human Resources.

    The Special Committee has recommended and the Board has established a policy that all stock options be priced where possible on the date of a meeting, either in person or telephonically, of the Compensation Committee.

    In accordance with the Special Committee's recommendations, the Board has designated an interim corporate secretary who is not a member of the Board of Directors. The corporate secretary has been directed to implement procedures that will ensure the accuracy and timeliness of Board and committee meeting minutes.

    Consistent with the Special Committee's recommendations:

—
The Company is implementing internal procedures to improve communication between the Human Resources and Finance Departments, enhance interaction with the Company's external auditors and counsel, enhance the interaction between internal and external auditors, and promote periodic reviews of procedures for stock option grants.

—
The Company has vested responsibility for all internal accounting and finance functions in the Company's Chief Financial Officer. The Chief Financial Officer has been instructed to review periodically the Company's stock options process, document the results of such review and to report these results to the Compensation and Audit Committees.

—	The Corporate Governance and Nominating Committee has been instructed to review the composition of the Board and to make recommendations to the Board regarding Board composition based on its review.

Tax Related Matters

    Holders of incorrectly dated options that vested after December 31, 2004 and were exercised in 2006 may be subject to penalty taxes under Section 409A of the Internal Revenue Code. The Company will reimburse Section 16 officers who voluntarily repay the Company if they are subject to these penalty taxes. The Board has approved payment to such executives who are subject to Section 409A taxes in connection with exercised options in an amount equal to the cost of the Section 409A penalty tax, any interest or penalties plus an amount to offset the associated income tax consequences of the reimbursement payments. In reaching this decision, the Board took into consideration, among other factors, the fact that the applicable taxes under Section 409A far exceed the amount of any possible enrichment to such officers as a result of improper grant dating and the agreement by such officers to repay the amount of any enrichment as a result of the improper dating. The Company estimates that the aggregate cost of the payments to such officers, including the gross-up amounts, would be approximately $960,000, not taking into account interest and penalties.

    Additionally, the Company will make payments on behalf of option holders who are not Section 16 officers, for any 409A tax liability due to the exercise of incorrectly dated options in 2006. The Company estimates that the aggregate cost of these payments, including gross-up payments, will be in a range of from $1.2 million to $1.5 million.

    The Company intends to honor all option grants made to employees, but expects to implement a program for employees who are not Section 16 officers to amend incorrectly dated options that vested after December 31, 2004 so as to increase the exercise price to the price on the correct measurement date determined by the Special Committee. In addition, the Company will pay to such non-Section 16 employees whose options are repriced cash bonuses in the amount of the difference. If necessary to comply with applicable law, such program will be effected as a tender offer. The total aggregate amount to be paid by the Company as cash bonuses under this program is approximately $1.6 million which would be paid in 2008 to comply with applicable tax laws. These amendments to outstanding options are intended to permit the holders to qualify under certain transitional tax rules, so that an excise tax and certain other unfavorable tax consequences of Section 409A that might otherwise apply to such options will not be applicable.

General

    On July 6, 2006, a shareholder of the Company filed a derivative complaint in New York County Supreme Court alleging improprieties in the Company's issuance of stock options. The complaint named certain current and former executives of the Company, as well as certain members of the Board.
On July 21, 2006, the Company disclosed that it had been informed by the Staff of the Securities and Exchange Commission that it was conducting an informal inquiry into the Company's stock option practices. On August 28, 2006, the Company disclosed that it had received a subpoena from the United States Attorney's Office for the Southern District of New York requesting documents regarding those stock option practices.

    The Special Committee will report its findings and recommendations to the Staff of the Securities and Exchange Commission.

ABOUT BARNES & NOBLE, INC.

    Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller and a Fortune 500 company, operates 793 bookstores in 50 states. For the fifth year in a row, the company is the nation's top retail brand for quality, according to the EquiTrend(R) Brand Study by Harris Interactive(R). Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web's largest e-commerce sites and the number one online bookseller for quality among e-commerce companies, according to the latest EquiTrend survey.

    General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site: http://www.barnesandnobleinc.com.

SAFE HARBOR

    This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the results of the internal review of the company's stock option practices and the related inquiries by the Securities and Exchange Commission and the U.S. Department of Justice and related stockholder derivative lawsuits, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, the successful integration of the company's new New Jersey distribution center, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.